Exhibit 99.1

                  SafeNet Granted Stay of Delisting by NASDAQ

    BALTIMORE--(BUSINESS WIRE)--Feb. 8, 2007--SafeNet, Inc. (NASDAQ:SFNT), setting the standard for information security, today announced that NASDAQ's Listing and Hearing Review Council (the "Listing Council") has notified SafeNet that it has stayed the NASDAQ Listing Qualifications Panel's (the "Panel") decision to suspend trading in SafeNet's securities, pending a review of the decision by the Listing Council. SafeNet may submit any additional information it wishes to the Listing Council to consider as part of this review by March 30, 2007. After receipt of SafeNet's submission by March 30th, the Listing Council will review the Panel's decision on the basis of the written record. There can be no assurance that the Listing Council will determine that SafeNet should remain listed on NASDAQ after the completion of its review.

    "Filing the restatements remains a top priority for the Company," said Walter Straub, SafeNet's Chairman and Interim CEO. "This has proven to be a very complex effort upon which we continue to focus significant resources. Everyone is working diligently so that we can move beyond these matters as quickly as is practical."

    About SafeNet, Inc.

    SafeNet is a global leader in information security. Founded more than 20 years ago, the company provides complete security utilizing its encryption technologies to protect communications, intellectual property and digital identities, and offers a full spectrum of products including hardware, software, and chips. UBS, Nokia, Fujitsu, Hitachi, Bank of America, Adobe, Cisco Systems, Microsoft, Samsung, Texas Instruments, the U.S. Departments of Defense and Homeland Security, the U.S. Internal Revenue Service and scores of other customers entrust their security needs to SafeNet. For more information, visit www.safenet-inc.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. Important factors that could cause actual results to differ materially are included but are not limited to those listed in Eracom technologies AG and SafeNet's periodic reports and registration statements filed with the Securities and Exchange Commission and neither company assumes any obligation to update information concerning its expectations.

    CONTACT: SafeNet, Inc.
             Public Relations:
             Michelle Nerlinger, 443-327-1378
             mnerlinger@safenet-inc.com
             www.safenet-inc.com
             or
             Investor Relations:
             Gregg Lampf, 443-327-1532
             glampf@safenet-inc.com
             www.safenet-inc.com